Exhibit (a)(5)(B)

BBX Capital, Inc. Announces Final Results of Tender Offer

FORT LAUDERDALE, Florida – December 28, 2022 — BBX Capital, Inc. (OTCQX: BBXIA) (PINK: BBXIB) (“BBX Capital” or the “Company”) announced today the final results of its cash tender offer to purchase up to 1,000,000 shares of its Class A Common Stock at a purchase price of $10.00 per share. The tender offer expired at 5:00 P.M., Eastern time, on Wednesday, December 21, 2022.

Based on the final count by American Stock Transfer & Trust Company, LLC, the Depositary for the tender offer, a total of 2,268,499 shares of the Company’s Class A Common Stock were properly tendered and not withdrawn. In accordance with the terms and conditions of the tender offer, including the Company’s right to accept the tender of additional shares up to an amount equal to two percent of the outstanding shares of the Company’s Class A Common Stock outstanding upon the commencement of the tender offer, the Company will purchase a total of 1,200,000 shares in the tender offer. Because more than 1,200,000 shares were tendered in the tender offer, the Company will purchase the 1,200,000 shares from tendering shareholders on a pro rata basis in accordance with the terms and conditions of the tender offer. The Company has been informed by the Depositary that the proration factor for the tender offer is approximately 52.9%.

The aggregate price for the shares to be purchased in the tender offer is $12.0 million, excluding fees and expenses relating to the tender offer. The Depositary will promptly issue payment for the shares accepted for purchase and return shares tendered but not accepted for purchase.

The shares to be purchased by the Company in the tender represent approximately 9.8% of the issued and outstanding shares of the Company’s Class A Common Stock and 7.5% of the total number of issued and outstanding shares of the Company’s Class A Common Stock and Class B Common Stock. The shares purchased in the tender offer will be canceled by the Company. After giving effect to the purchase and cancellation of the shares, the Company will have 14,871,249 shares of Common Stock issued and outstanding, consisting of 11,010,631 shares of Class A Common Stock and 3,860,618 shares of Class B Common Stock.

Shareholders who have questions or would like additional information about the tender offer may contact the Information Agent for the tender offer, Laurel Hill Advisory Group, LLC, toll-free at (888) 742-1305.

About BBX Capital, Inc.: BBX Capital, Inc. (OTCQX: BBXIA) (PINK: BBXIB) is a Florida-based diversified holding company whose principal holdings include BBX Capital Real Estate, BBX Sweet Holdings, and Renin. For additional information, please visit www.BBXCapital.com.

BBX Capital, Inc. Contact Info:

Investor Relations Contact:

Leo Hinkley, Managing Director, Investor Relations Officer

954-940-5300, Email: LHinkley@BBXCapital.com

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This press release contains forward-looking statements. All opinions, forecasts, projections, future plans, and other statements, other than statements of historical fact, are forward-looking statements. The forward-looking statements in this press release are also forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are based on current expectations and involve risks, uncertainties, and other factors, many of which are beyond the Company’s control, that may cause actual results or performance to differ from those set forth or implied in the forward-looking statements. These risks and uncertainties include, but are not limited to, those relating to the tender offer described in this press release and the risks and uncertainties relating to the business, operations, affairs, results, and financial condition of the Company and its subsidiaries, and the ownership of the Company’s stock, detailed in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 (including the “Risk Factors” section thereof) and Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, which may be viewed on the SEC’s website at www.sec.gov and in the “Investor Relations” section of the Company’s website at www.bbxcapital.com. The Company cautions that the foregoing factors are not exclusive. Readers should not place undue reliance on any forward-looking statement, which speaks only as of the date made.